UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MITEK SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

MITEK SYSTEMS, INC.

600 B STREET, SUITE 100

SAN DIEGO, CALIFORNIA 92101

Dear Stockholder,

I am very grateful for your support of Mitek and am deeply committed to growing value for all of our stockholders.

Last year, Mitek’s revenue increased 37% as we diversified our product portfolio and entered the large and growing ID verification market. A major success factor has been our ability to hire and retain talented professionals within a very competitive market using stock grants.

You have received our Proxy in which our Board of Directors is recommending that you vote “FOR” our proposals. One of the proposals is to increase our equity pool for stock grants to employees. I’d like to provide some background as the intent of this proposal is relatively simple despite the dense legal language.

Forty percent of the proposed new shares, or 1,400,000 shares, are reserved for annual recruitment and retention awards to employees and other eligible plan participants. We currently have a reserve of around 1,100,000 shares in our existing Plan, and the additional shares would provide a total pool of around 2,500,000 shares. Our compensation policy targets the 50th percentile of employee compensation for our peer group of companies. I expect this pool to adequately provide competitive incentives to our growing staff for two to three years.

Sixty percent of the proposed new shares, or 2,100,000 shares, are exclusively reserved for a new performance based Long Term Incentive Program that will only award the full amount among designated senior management at a target share price of $20, with a floor of $16 providing half the amount.

The term of the program is just under three years at which time the Board will determine if the target price has been met. To do so, the Board will calculate the average share price during a 20-trading day period following the filing of our fiscal 2019 10-K. If our average stock price is not above the $16 stock price floor, the shares reserved for this program will be canceled and the shares will remain unissued permanently as the program has ended.

We need to break out of a single digit stock price and are working very hard to achieve that. This Long-Term Incentive Program is a powerful incentive that strongly aligns management and stockholder goals.

Our Board is comprised of myself and six independent Directors, and our Compensation Committee is chaired by the former CEO of MasterCard who has implemented a similar program at a large NYSE company with great success.

Mitek has continued to innovate while maintaining financial prudence and growing profitability. We believe our proposal for stock awards provides the necessary incentives to compete effectively with top talent and helps position us for continued high growth. We encourage you to review the full information about our proposals in the Proxy and to vote “FOR” on all proposals. We appreciate your continued support.

Sincerely,

James B. DeBello

Chairman, President and CEO